Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of DWS Investment Trust on Form N-1A (“Registration Statement”) of our report dated September 24, 2010 relating to the financial statements and financial highlights which appears in the July 31, 2010 Annual Report to Shareholders of DWS Large Cap Focus Growth Fund (formerly DWS Large Company Growth Fund), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Independent Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
November 24, 2010